As filed with the Securities and Exchange Commission on October 10, 1995
                                                 Registration No. ______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ----------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ----------------
                        UNITED STATES FILTER CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                         33-0266015
  (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                         Identification No.)

                            73-710 Fred Waring Drive
                         Palm Desert, California 92260
                                 (619) 340-0098
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ----------------
                               DAMIAN C. GEORGINO
                 Vice President, General Counsel and Secretary
                        United States Filter Corporation
                            73-710 Fred Waring Drive
                         Palm Desert, California 92260
                                 (619) 340-0098
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
                             WILLIAM J. FEIS, ESQ.
                            RICHARD L. PICHENY, ESQ.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                 (310) 553-4441

   Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                      Proposed Maximum     Proposed Maximum
 Title of Each Class of Securities    Amount To Be     Offering Price     Aggregate Offering       Amount of
         To Be Registered              Registered       Per Security           Price(1)         Registration Fee
----------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated Notes
 due 2005..........................  $140,000,000           100%             $140,000,000            $48,276
Common Stock ($.01 par value)(2)...     5,090,909(3)        N/A                   N/A                  N/A
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Represents shares initially issuable upon conversion of the Notes.
(3) Plus an indeterminate number of additional shares of Common Stock that may be issuable upon conversion of the Notes as a result of the antidilution provisions thereof.

                                ----------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS       Subject to Completion, Dated October 10, 1995

                        UNITED STATES FILTER CORPORATION

                                  $140,000,000
                   6% Convertible Subordinated Notes Due 2005
                                      and
                             Shares of Common Stock
                        Issuable Upon Conversion Thereof


   This Prospectus covers the resale from time to time by the holders (the "Selling Securityholders") of up to $140,000,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2005 (the "Notes") of United States Filter Corporation (the "Company"). This Prospectus also covers sales by the Selling Securityholders from time to time of shares of common stock, $.01 par value (the "Common Stock"), of the Company into which the Notes are convertible (the "Conversion Shares").

   The Notes are convertible at the option of the holder into shares of Common Stock of the Company, at any time at or prior to maturity, unless previously redeemed, at a conversion price of $27.50 per share (equivalent to a conversion rate of 36.36 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 1996.

   The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after September 23, 1998, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. The Company is required to offer to purchase the Notes upon a Change of Control (as defined), at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

   The Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, and are structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. At June 30, 1995, as adjusted to give effect to (i) the acquisitions of Polymetrics, Inc. and Interlake Water Systems on October 2, 1995 and August 11, 1995, respectively, (ii) the exercise on September 18, 1995 of certain warrants to purchase Common Stock and related delivery of $45 million of Subordinated Notes due 2001 (as defined), (iii) the repurchase on September 18, 1995 of all of the outstanding shares of the Company's Series B Convertible Preferred Stock, and (iv) the sale on September 18, 1995 of the Notes and the use of the net proceeds therefrom, the Company would have had approximately $11,429,000 of Senior Indebtedness, and the Company's subsidi-aries would have had approximately $134,672,000 of trade payables and accrued liabilities. See "Description of Notes."

   The Notes were issued by the Company on September 18, 1995 in a private placement and were resold by the initial purchaser thereof to qualified institutional buyers or other accredited institutional investors in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and in sales outside the United States within the meaning of Regulation S under the Securities Act.

   The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commission to brokers, which will be negotiated on an individual basis.

   The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol USF. On October 5, 1995, the last reported sale price of the Common Stock as reported on the NYSE was $23.125 per share. The Conversion Shares have been listed on the NYSE. For a description of certain federal income tax consequences to the holders of the Notes, see "Certain Federal Income Tax Consequences."

   The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.

   See "Risk Factors" on pages 3 through 6 of the Prospectus for certain information relevant to this offering.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1995.

                             AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Notes and Conversion Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, all of which may be obtained from the Commission in Washington, D.C. as described below.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy materials and other information with the Commission. Such reports, proxy materials and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy materials and other information may be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company will make available to any prospective purchaser of the Notes copies of the Indenture and Registration Rights Agreement, and the reports, proxy material or other information filed with the Commission under the Exchange Act and such additional information reasonably requested in connection with the consideration of an investment in the Notes. Any such request should be directed to the General Counsel of the Company at 73-710 Fred Waring Drive, Suite 222, Palm Desert, California 92260 (telephone number:
  (619) 340-0098).


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company (Commission File No. 1-10728) with the Commission under the Exchange Act are incorporated in this Offering Memorandum by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; and (c) the Company's current reports on Form 8-K dated April 3, 1995 (two reports on that date), May 3, 1995, May 4, 1995 (as amended on Form 8-KA on October 6, 1995), June 12, 1995, June 27, 1995, July 13, 1995, August 11, 1995, August 30, 1995, September 7,
  1995, September 18, 1995, October 2, 1995 and October 5, 1995 and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1995.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any amendment or supplement hereto to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

      On request, the Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Dorrie B. Osborne, Assistant Secretary and Director of Stockholder Relations, United States Filter Corporation, 73-710 Fred Waring Drive, Palm Desert, Suite 222, California 92260 (telephone number (619) 340-0098).

                                       2.

                                  THE COMPANY

      The Company is a leading global provider of industrial and commercial water treatment systems and services, with an installed base of more than 90,000 systems in the United States, Europe, Latin America and the Far East. The Company offers a single-source solution to its industrial, commercial and municipal customers through what the Company believes to be the industry's broadest range of cost-effective water treatment systems, services and proven technologies. The Company capitalizes on its substantial installed base to sell additional systems and utilizes its global network of 124 sales and service facilities, including 12 manufacturing plants, to provide customers with ongoing service and maintenance. In addition, the Company is a leading international provider of service deionization ("SDI") and outsourced water services, including operation of water purification and wastewater treatment systems at customer sites.

      The Company's principal executive offices are located at 73-710 Fred Waring Drive, Suite 222, Palm Desert, California 92260. The Company's telephone number is (619) 340-0098. References herein to the Company shall mean United States Filter Corporation and its subsidiaries, unless the context requires otherwise.


                                  RISK FACTORS

      Prospective purchasers should carefully consider the following factors relating to the business of the Company and the Notes, together with the information and financial data included or incorporated by reference in this Prospectus, before purchasing Notes and Conversion Shares offered hereby.

  Acquisition Strategy

      In pursuit of its strategic objective of becoming the leading global single-source provider of water treatment systems and services the Company has, since 1991, acquired and successfully integrated more than 18 domestic and international businesses with strong market positions and substantial water treatment expertise. The Company's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

      The Company has made and expects it will continue to make acquisitions and to obtain contracts in Europe, Latin America, the Far East and other areas outside the United States. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations and social, political and economic instability.

  Reliance on Key Personnel

      The Company's operations are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, its Chairman, Chief Executive Officer and President. Should any of the senior managers be unable to continue in their present roles, the Company's prospects could be adversely affected.

  Profitability of Fixed Price Contracts

      A significant portion of the Company's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, costs to complete increase, delivery schedules are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. The Company routinely records upward or downward adjustments

                                       3.

  with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

  Cyclicality of Capital Equipment Sales

      The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. The Company's revenues from capital equipment sales were approximately 60% of total revenues for the fiscal year ended March 31, 1995 and 48% for the three months ended June 30, 1995. While the Company sells capital equipment to customers in diverse industries and in domestic and international markets, cyclicality of capital equipment sales and instability of general economic conditions could have an adverse effect on the Company's revenues and profitability.

  Potential Environmental Risks

      The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse effect on the Company. In particular, the Company's activities as owner and operator of a hazardous waste treatment and recovery facility are subject to stringent laws and regulations and compliance reviews. Failure of this facility to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. In addition, to some extent, the liabilities and risks imposed by such environmental laws on the Company's customers may adversely impact demand for certain of the Company's products or services or impose greater liabilities and risks on the Company, which could also have an adverse effect on the Company's competitive or financial position.

  Competition

      The water purification and wastewater treatment industry is fragmented and highly competitive. The Company competes with many domestic and international companies in its global markets. The principal methods of competition in the markets in which the Company competes are technology, service, price, product specifications, customized design, product knowledge and reputation, ability to obtain sufficient performance bonds, timely delivery, the relative ease of system operation and maintenance, and the prompt availability of replacement parts. In the municipal contract bid process, pricing and ability to meet bid specifications are the primary considerations. While no competitor is considered dominant, there are competitors that are larger and have significantly greater resources than the Company, which, among other things, could be a competitive disadvantage to the Company in securing certain projects.

  Technological and Regulatory Change

      The water purification and wastewater treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for the Company's products and services. Changes in regulatory or industrial requirements may render certain of the Company's purification and treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. The Company's ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly.

                                       4.

  Shares Eligible for Future Sale

      The market price of the Company's Common Stock could be adversely affected by the availability for sale of shares held by the current stockholders of the Company, including 7,794,001 shares outstanding or issuable upon conversion of other securities of the Company that are currently registered under three shelf registration statements, and 1,649,732 shares beneficially owned on September 30, 1995 by directors and executive officers of the Company that, after December 17, 1995, may be sold, subject, in the case of affiliates, to the volume and manner of sale limitations of Rule 144 adopted under the Securities Act of 1933, as amended (the "Securities Act").

  Subordination

      The Notes are subordinated in right of payment to all existing and future Senior Indebtedness and are structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. At June 30, 1995, as adjusted to give effect to (i) the acquisitions of Polymetrics, Inc and Interlake Water Systems on October 2, 1995 and August 11, 1995, respectively, (ii) the exercise on September 18, 1995 of certain warrants to purchase Common Stock and related delivery of $45 million of Subordinated Notes due 2001 (as defined), (iii) the repurchase on September 18, 1995 of all of the outstanding shares of the Company's Series B Convertible Preferred Stock, and (iv) the sale on September 18, 1995 of the Notes and the use of the net proceeds therefrom, the Company would have had approximately $11.4 million of Senior Indebtedness outstanding. By reason of such subordination of the Notes, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full. The Notes rank pari passu in all respects with other unsecured subordinated obligations of the Company, including the Company's 5% Convertible Subordinated Debentures due 2000 (as defined). See "Description of the Notes-Subordination."

      The Company conducts its operations through its subsidiaries.
  Accordingly, the Company's ability to meet its cash obligations is dependent in part upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) are generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim. At June 30, 1995, as adjusted to give effect to (i) the acquisitions of Polymetrics and Interlake on October 2, 1995 and August 11, 1995, respectively, and (ii) the exercise on September 18, 1995 of certain warrants to purchase Common Stock and related delivery of $45 million of Subordinated Notes due 2001, the Company's subsidiaries would have had approximately $134.7 million of trade payables and accrued liabilities.

  Absence of Existing Market for Notes

       There is no established public trading market for the Notes. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. The Company has been advised by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and PaineWebber Incorporated ("PaineWebber"), the initial purchasers of the Notes (the "Initial Purchasers"), that DLJ and PaineWebber are making and currently intend to continue making a market in the Notes. However, DLJ and

                                       5.

  PaineWebber are not obligated to make such a market and any market-making activities may be discontinued at any time without notice. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the pendency of the shelf registration statement to which this Prospectus relates. See "Description of the Notes-Registration Rights; Liquidated Damages." Although the Notes have been designated for trading through PORTAL, no assurance can be given that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                              Three Months
                                  Year Ended March 31,      ended June 30,(1)
                              ----------------------------  -----------------
                              1991  1992  1993  1994  1995    1994     1995
                              ----  ----  ----  ----  ----  -------   -------
Ratio of Earnings to Fixed
Charges(2).............        --    --   1.3x   --   3.3x   2.8x      3.4x

-------------

  (1) The historical consolidated financial data from which the Ratios of Earnings to Fixed Charges were derived for the fiscal years ended March 31, 1991 through March 31, 1994 and for the three months ended June 30, 1994 has been restated to include the accounts and operations of Liquipure, which was merged with the Company in July 1994 and accounted for as a pooling of interests.
  (2) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before interest expense, interest income and income taxes, plus fixed charges) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of the interest factor (deemed by the Company to be one-third). Fixed charges exceeded loss before fixed charges by $1,848,000, $6,290,000 and $4,874,000 for the years ended March 31, 1991, 1992 and
      1994, respectively.


                                USE OF PROCEEDS

      The Selling Securityholders will receive all of the net proceeds from the sale of the Notes and Conversion Shares offered hereby. The Company will not receive any of the proceeds from any such sale.

                                       6.

                            DESCRIPTION OF THE NOTES

      Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of September 18, 1995, by and between the Company and The First National Bank of Boston, as trustee (the "Trustee"). State Street Bank and Trust Company is the successor to The First National Bank of Boston, as Trustee. The following summary of the Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions thereof. Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, "the Company" refers to United States Filter Corporation, exclusive of its subsidiaries. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

  General

      The Notes are unsecured, subordinated, general obligations of the Company, limited in aggregate principal amount to $140,000,000. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company, as described under "Subordination" below. The Notes were issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

      The Notes mature on September 15, 2005. The Notes bear interest at 6% per annum from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1996, to the persons in whose names such Notes are registered at the close of business on March 1 or September 1 immediately preceding such Interest Payment Date. Principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      At the option of the Company, payment of interest and liquidated damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency is the corporate trust office of the Trustee presently located at 150 Royall Street, Canton, Massachusetts 02021.

  Conversion Rights

      The Holder of any Notes has the right, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $ 1,000 into shares of Common Stock at any time prior to the second Business Day prior to the Stated Maturity of the Note (unless earlier redeemed or repurchased) at the Conversion Price of $27.50 per share (equivalent to a conversion rate of 36.36 shares per $1,000 principal amount of Notes) (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the fifth or second Business Day, respectively, prior to the Redemption Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

      In the case of any Note that has been converted after any Record Date, but on or before the next Interest Payment Date, interest the stated due date of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid

                                       7.

  to the Holder of such Note who is a Holder on such Record Date. Any Note so converted must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (as determined in accordance with the Indenture) at the close of business on the day of conversion.

      The Conversion Price is subject to adjustment in certain events, including: (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (as determined in accordance with the Indenture) of Common Stock, provided, however, that if such options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur, (c) any subdivision, combination or reclassification of Common Stock, (d) any distribution to all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender offer made by the Company or any of its Subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion price is required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted.

      In the event that the Company distributes rights or warrants (other than those referred to in (b) in the preceding paragraph) pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the Holder of any Note surrendered for conversion is entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The conversion price of the Notes is not subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

                                       8.

      In case of any reclassification, consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

      The Company will use its best efforts to cause all registrations with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required in connection with the conversion of the Notes into Common Stock. If at any time during the three-year period following September 18, 1995, a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Notes is not effective, shares of Common Stock issued upon conversion of the Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act and, if a registration statement under the Securities Act is not effective at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock is not required to accept for registration or transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Notes are entitled to liquidated damages during such period. See "Description of the Notes-Registration Rights; Liquidated Damages."

  Subordination

      The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company and rank pari passu in all respects with other unsecured subordinated indebtedness of the Company, including the 5% Convertible Subordinated Debentures due 2000. The Notes are structurally subordinated in right of payment to all liabilities (including trade payables and capitalized lease obligations) of the Company's subsidiaries. At June 30, 1995, as adjusted to give effect to (i) the acquisitions of Polymetrics, Inc. and Interlake Water Systems on October 2, 1995 and August 11, 1995, respectively, (ii) the exercise on September 18, 1995 of certain warrants to purchase Common Stock and related delivery of $45 million of Subordinated Notes due 2001 (as defined), (iii) the repurchase on September 18, 1995 of all of the outstanding shares of the Company's Series B Convertible Preferred Stock, and (iv) the sale on September 18, 1995 of the Notes and the use of the net proceeds therefrom, the Company would have had $11,429,000 of Senior Indebtedness outstanding. The rights of Holders are subordinated by operation of law to all existing and future indebtedness of the Company's subsidiaries, which as of June 30, 1995 was approximately $134,672,000 of trade payables and accrued liabilities. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its Subsidiaries.

      The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

                                       9.

      Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee by the holders of an aggregate of at least $20,000,000 principal amount outstanding of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the foregoing, unless
  (i) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

      In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

      Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest on, and liquidated damages with respect to, the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

      No provision contained in the Indenture or the Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and liquidated damages with respect, to the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the two preceding previous paragraphs, to pursue any other rights or remedies with respect to the Notes.

                                      10.

      As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a marshalling of assets or liabilities of the Company and its Subsidiaries, Holders of the Notes may receive ratably less than other creditors.

      The Company conducts its operations through its Subsidiaries.
  Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its Subsidiaries to make cash distributions to the Company. The ability of its Subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any Subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that the Company is recognized as a creditor of such Subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such Subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of Subsidiaries of the Company with respect to the assets of the Subsidiaries against which such creditors have a claim.

  Redemption at the Company's Option

      The Notes are not subject to redemption prior to September 23, 1998 and are redeemable on such date and thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and liquidated damages, if any, to the Redemption Date:

               Year...............................    Percentage
               ----...............................    ----------
                  ................................
               1998...............................     103.75%
               1999...............................     103.00%
               2000...............................     102.25%
               2001...............................     101.50%
               2002...............................     100.75%
               2003 and thereafter................       100%

      In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

       The Notes will not have the benefit of any sinking fund.

      Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

                                      11.

  Repurchase of Notes at the Option of the Holder Upon a Change of Control

      The Indenture provides that in the event that a Change of Control (as defined) has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 40 Business Days after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. The Repurchase Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Repurchase Offer Period").
  Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 60 Business Days of the Change of Control.

      The Indenture provides that a "Change of Control" occurs (i) upon any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any "person's or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors of the Company, or
  (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

      On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
  (ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

      The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire the Notes tendered upon the occurrence of a Change of Control.

      For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5

                                      12.

  under the Exchange Act as in effect on the Issue Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

      The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

      The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control, as set forth above. In addition, the Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its Subsidiaries providing similar rights to the holders thereof.

      To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations that may then be applicable to any offer by the Company to purchase the Notes at the option of Holders upon a Change of Control.

      The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Notes. See "- Subordination." Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions.

  Rule 144A Information Requirement

      The Company has agreed to furnish to the Holders or beneficial holders of the Notes or the underlying Common Stock and prospective purchasers of the Notes or the underlying Common Stock designated by the Holders of the Notes or the underlying Common Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

  Limitation on Merger, Sale or Consolidation

      The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; and (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction.

      Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.

                                      13.

  Reports

      Whether or not the Company is subject to the reporting requirements of
  Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder, within 15 days after it is or would have been required to file such with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company was subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.

  Events of Default and Remedies

      The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or liquidated damages with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise,
  (iii) the failure of the Company to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Subsidiaries, (vi) a default in the payment of principal, premium or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $15 million, and (vii) final unsatisfied judgments not covered by insurance aggregating in excess of $15 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 75 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

      The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (v) above occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

      Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding have the right

                                      14.

  to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  Amendments and Supplements

      The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any Note on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer or redemption provisions in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) adversely affect the right of such Holder to convert Notes, or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

  No Personal Liability of Stockholders, Officer, Directors and Employees

      The Indenture provides that no stockholder, employee, officer or director, as such, past, present or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such stockholder, employee, officer or director.

  Transfer and Exchange

      A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

       The registered holder of a Note may be treated as the owner of it for all purposes.

  Book-Entry, Delivery and Form

      Except as set forth below, the Notes were initially issued in the form of registered Notes in global form (the "Global Notes"). Each Global Note was deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary. Interests in Global Notes are available for purchase only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs").

      Notes that were (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not QlBs or to any other persons who are not QIBs or (ii) issued as described below under "Certificated Notes," were issued in the form of registered definitive securities ("Certificated Notes"). Upon the transfer to a QIB of Certificated Notes, such Certificated Notes will, unless the Global Note has previously been exchanged for Certificated

                                      15.

  Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

      The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons that are not QIBs may not hold Notes through the Depositary.

      The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

      So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

      Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

      Payments with respect to the principal of, premium, if any, interest on, and liquidated damages with respect to, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date are payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest, or liquidated damages with respect thereto), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes are governed by standing instructions and customary practice and are the responsibility of the Participants or the Indirect Participants.

                                      16.

      Certificated Notes

      If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

      Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

  Same-Day Funds Settlement and Payment

      The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages with respect thereto) be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Notes represented by Certificated Notes, the Company will make all payments of principal, premium, if any, interest and liquidated damages with respect thereto, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Notes have been designated for trading in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

  Registration Rights; Liquidated Damages

      The Company and the Initial Purchasers have entered into a Registration Rights Agreement dated as of September 18, 1995 (the "Registration Rights Agreement").

      Pursuant to the Registration Rights Agreement, the Company has filed with the SEC a shelf registration statement under the Securities Act (the "Shelf Registration Statement") on Form S-3, to cover resales of Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the SEC as soon as practicable after the date of filing and to keep such registration statement effective until September 18, 1998, three years after the date of original issue of the Notes, or until the Shelf Registration Statement is no longer required for transfer of the Notes or the underlying Common Stock. For purposes of the foregoing, "Transfer Restricted Securities" means each Note and share of Common Stock issued upon conversion thereof until the date on which such Note or share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or the date on which such Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force).

      The Registration Rights Agreement provides that (i) the Company will file the Shelf Registration Statement with the SEC on or prior to 90 days after the Closing Date and (ii) the Company will use its best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 120

                                      17.

  days after the Closing Date (the "Effectiveness Target Date"). If (i) the Shelf Registration Statement is not filed with the SEC on or prior to 90 days after the Closing Date, (ii) the Shelf Registration Statement has not been declared and effective by the SEC within 120 days after the Closing Date, or
  (iii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective) for a period of time which shall exceed 90 days in the aggregate per year (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such Holder. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount or $0.01 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Statement is filed and the applicable Registration Statement is declared effective, or the Shelf Registration Statement again becomes effective, as the case may be, up to a maximum amount of liquidated damages with respect to any Registration Default of $0.25 per week per $1,000 principal amount of Notes or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holder of Notes by wire transfer of immediately available funds or by Federal funds check by the Company on each Damages Payment Date. Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

      So long as the Notes and Common Stock are outstanding, the Company will continue to provide to holders of the Notes and Common Stock and to prospective purchasers of the Notes and Common Stock the information required by Rule 144A(d) (4), if applicable. The Shelf Registration Statement will remain effective until the earlier of three years following the Closing or until the Shelf Registration Statement is no longer required for transfer of the Notes or the underlying Common Stock.

  Certain Definitions

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

      "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

      "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clauses (a), (b) or
  (c), or this clause (d), whether or not between or among the same parties.

                                      18.

      "Issue Date" or "Closing Date" means the date of first issuance of the Notes under the Indenture.

      "Junior Securities" of any Person means any Qualified Capital Stock and any Indebtedness of such Person that is subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

      "Senior Indebtedness" of the Company means any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Notes or to other Indebtedness which is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness to trade creditors, (c) the Company's 5% Convertible Subordinated Debentures due 2000, or (d) any liability for taxes owed or owing by the Company.

      "Stated Maturity" when used with respect to any Note, means September 15, 2005.

      "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner, or
  (iii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.


                            SELLING SECURITYHOLDERS

      The Notes and Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders identified in the table below. The following table sets forth information with respect to the Selling Securityholders and the principal amount of Notes owned, all of which may be sold hereunder, and the percentage of all outstanding Notes held by the Selling Securityholders, all as of September 22, 1995:

                                         Principal
                                         Amount of
           Name of Selling                 Notes         Percent of Total
            Securityholder                 Owned        Outstanding Notes
--------------------------------------  ------------    ------------------
Investors Diversified Services          $ 20,000,000           14.3%
Trust Company of the West                 12,000,000            8.6
Fidelity Management                       10,000,000            7.1
Lynch & Mayer                              3,000,000            2.1
Oppenheimer Mgmt-Funds                     3,000,000            2.1
Phoenix Insurance                          3,000,000            2.1
General Motors Corp.                       2,500,000            1.7
Keystone Funds Inc.                        2,500,000            1.7
Oak Tree Capital                           2,500,000            1.7
Peck Associates                            2,500,000            1.7
Aim Investment Mgmt                        2,000,000            1.4
Janus Fund                                 2,000,000            1.4
Massachusetts Investors Trust              2,000,000            1.4
Morgan Guaranty Tr. Co.                    2,000,000            1.4
Putnam Management                          2,000,000            1.4
Strong Associates                          2,000,000            1.4
Allstate Insurance Co.                     1,500,000            1.1
Franklin Asset Management                  1,500,000            1.1

                                      19.

                                         Principal
                                         Amount of
           Name of Selling                 Notes         Percent of Total
            Securityholder                 Owned        Outstanding Notes
--------------------------------------  ------------    ------------------
Vance Sanders                              1,500,000            1.1
American Capital Mgmt                      1,000,000            0.7
AON Corporation                            1,000,000            0.7
Sea Associates                             1,000,000            0.7
Delaware Management                        1,000,000            0.7
Fiduciary Trust Co Of New York             1,000,000            0.7
Merrill Lynch Asset Management             1,000,000            0.7
New York Life Insurance                    1,000,000            0.7
Pacific Mutual - L.A.                      1,000,000            0.7
Tennessee State Ret                        1,000,000            0.7
Dean Witter Intercapital                   1,000,000            0.7
Fred Alger Mgmt-N.Y.                         500,000            0.4
Bass Brothers Enterprises Inc.               500,000            0.7
Bank of America Capital Mgmt.                500,000            0.4
Harris Trust & Savings Bank                  500,000            0.4
Neuberger Berman                             500,000            0.4
Pallisade                                    500,000            0.4
Rochester Funds                              500,000            0.4
Stein Roe & Farnham                          500,000            0.4
Value Line                                   500,000            0.4
B.A.I.I.                                   3,000,000            2.1
Kuwait Financial Trading Contracting       1,000,000            0.7
Aveco Berne                                  750,000            0.5
Gulf Investment Partners                     500,000            0.4
Vereinsbk Hamburg                            500,000            0.4
Maap                                         400,000            0.3
Abn Amro Bank Zurich                         350,000            0.3
Lloyds Geneve                                350,000            0.3
Barclays Biarritz                            300,000            0.2
Barque Lazard Freres                         300,000            0.2
Kantonale Bank Zurich                        300,000            0.2
Atag Berne                                   250,000            0.1
Banque Indosuez                              200,000            0.1
B.S.I. (Intl.)                               200,000            0.1
Capital Trust                                200,000            0.1
Paribas Lugano                               200,000            0.1
Rominvest                                    200,000            0.1
Unione Banche Svizzera                       200,000            0.1
United Gulf                                  200,000            0.1
Banca Commerciale Lugano                     100,000            0.1
Clayvard                                     100,000            0.1
Daiwa Inv. Trust Mgmt                        100,000            0.1
Gen De Banque Brux                           100,000            0.1
Paribas-Bruxelles (Intl)                     100,000            0.1
Sempione                                     100,000            0.1
Cincinnati Financial                       1,500,000            1.1
Everglades Partners                          100,000            0.1
Pacific Capital                              100,000            0.1
Mass Mutual Life Insurance Co.             3,000,000            2.1
Gen Capital                                1,500,000            1.1
Royal Trust                                1,300,000            0.9
Templeton Investment Counsel               1,000,000            0.7

                                      20.

                                         Principal
                                         Amount of
           Name of Selling                 Notes         Percent of Total
            Securityholder                 Owned        Outstanding Notes
--------------------------------------  ------------    ------------------
Sahuaro Comm.                                100,000            0.1
Calamos                                    1,500,000            1.1
State of Montana                           1,500,000            1.1
Koch Industries                              500,000            0.4
Camden Asset                               1,500,000            1.1
Sage Capital                               1,000,000            0.7
Hermes Capital                               250,000            0.2
Froley Revx Investments                    3,000,000            2.1
Nicholas Applegate Capital Mgmt            3,000,000            2.1
Desai Capital Mgmt                         1,500,000            1.1
Orion                                      1,500,000            1.1
Solomon                                    1,500,000            1.1
Bass Brothers                              1,000,000            0.7
Hull                                       1,000,000            0.7
Society Nat'l. Bk.                         1,000,000            0.7
Baker Nye                                    500,000            0.4
Highbridge                                   500,000            0.4
Latterman                                    500,000            0.4
Paloma                                       500,000            0.4
Simon                                        500,000            0.4
Lipco Partners                               350,000            0.3
Firebird                                     250,000            0.2
Forest Hills                                 250,000            0.2
Gabelli Asset Management                     250,000            0.2
Q Investments                                250,000            0.2
Carret & Co.                                 100,000            0.1
Gordon Mgt                                   100,000            0.1
Lindner Dividend Fund Inc.                 5,200,000            3.6
Willougby Houn Harris & Rentner              300,000            0.2
Mctash & Hill                                100,000            0.1
                                        ------------
      Total                             $140,000,000
                                        ============

      The preceding table has been prepared based upon information furnished to the Company by The Depository Trust Company ("DTC"), State Street Bank and Trust Company, trustee under the Indenture, and by or on behalf of the Selling Securityholders.

      Other than as a result of the ownership of Notes, none of the Selling Securityholders listed above had any material relationship with the Company within the three year period ending on the date of this Prospectus.

      Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

                                      21.

                             PLAN OF DISTRIBUTION

      The Company will not receive any of the proceeds from this offering. The Notes and Conversion Shares offered hereby may be sold from time to time by or for the account of any of the Selling Securityholders or by their pledgees, donees or transferees or other successors in interest to the Selling Securityholders. The Notes and the Conversion Shares may be sold hereunder directly to purchasers by the Selling Securityholders, in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; block trades in which the broker or dealer will attempt to sell Notes or Conversion Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Notes or Conversion Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Securityholders and/or the purchasers of Notes or Conversion Shares. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers. To the extent required, the name of any such broker, dealer, agent or underwriter and any applicable commissions with respect to a particular offer, including required information pertaining to that offer, will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby will be the purchase price of such Notes and Conversion Shares less any broker's commissions.

      The Company has been advised by DLJ and PaineWebber, the Initial Purchasers, that DLJ and PaineWebber are making and currently intend to continue making a market in the Notes. However, DLJ and PaineWebber are not obligated to make such a market and any market-making activities may be discontinued at any time without notice. There can be no assurance that an active market for the Notes will develop or continue. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The Common Stock is listed and principally traded on the New York Stock Exchange.

      In order to comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Conversion Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      Under applicable rules and regulations under the Exchange Act, any persons engaged in the distribution of the Notes or the Conversion Shares offered hereby may not simultaneously engage in market making activities with respect to either the Notes or the Conversion Shares for a period of nine business days (two business days in the case of Conversion Shares) prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Notes or Conversion Shares by the Selling Securityholders.

      In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or

                                      22.

  Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

      The Notes were originally sold to DLJ and PaineWebber in September 1995 in a private placement. The Company agreed to indemnify and hold DLJ and PaineWebber harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Notes by DLJ and PaineWebber. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

      The Company will use its best efforts to cause the registration statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective until September 18, 1998, three years after the date of original issue of the Notes, or until the Shelf Registration Statement is no longer required for transfer of the Notes or the underlying Common Stock. The Company is permitted to suspend the use of this Prospectus in connection with sales of Notes and Conversion Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.


                          DESCRIPTION OF CAPITAL STOCK

      General. As of October 3, 1995, the Company was authorized to issue 75,000,000 shares of Common Stock, par value $.01 per share, of which 25,509,909 shares were issued and outstanding, and 3,000,000 shares of preferred stock, par value $.10 per share, of which 880,000 shares have been designated Series A Voting Cumulative Convertible Preferred Stock ("Series A Preferred Stock"), all of which were issued and outstanding, and of which 64,815 have been designated Series B Voting Convertible Preferred Stock, of which none were issued and outstanding. Of the unissued shares of Common Stock, 1,320,000 shares were reserved for issuance upon conversion of the Series A Preferred Stock, 2,926,829 shares were reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2000, 5,090,909 shares were reserved for issuance upon conversion of the Notes, an aggregate of 2,214,669 shares were reserved for issuance pursuant to the Company's 1991 Employee Stock Option Plan, and 327,000 shares were reserved for issuance pursuant to the Company's 1991 Directors Stock Option Plan.

      Common Stock. The holders of Common Stock are entitled to one vote for each share held of record by them on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors; thus, the holders of shares having more than 50% of the Company's voting power (including both common and voting preferred shares) voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of preferred stockholders. In the event of liquidation, dissolution or a winding up of the Company's affairs, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the Shares when issued will be, validly issued, fully paid and nonassessable.

      The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will depend upon the Company's financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant. Dividends on the Common Stock are subject to the prior payment of dividends on the Series A Preferred Stock. In addition, under the Company's credit agreement with The First

                                      23.

  National Bank of Boston and First Interstate Bank of California, no dividends may be paid on the Common Stock without the consent of those banks.

      Preferred Stock. Shares of preferred stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. The Company has no current plans for the issuance of any additional shares of preferred stock. Any preferred stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company.

      Series A Preferred Stock. Each share of Series A Preferred Stock is currently convertible into 1.5 shares of Common Stock subject to certain events, and votes together with the Common Stock on an "as converted" basis, except with respect to certain actions for which the Series A Preferred Stock is entitled to vote as a class. The Series A Preferred Stock automatically converts into Common Stock if the closing price of the Common Stock is at least 150% of an amount equal to $25.00 divided by the number of shares into which each share is convertible at that time. A cumulative dividend is payable on the Series A Preferred Stock at the rate of $.812 per share annually, subject to adjustment under certain circumstances. The Series A Preferred Stock has a preference in liquidation over holders of common stock of $25 per share plus accrued dividends. The Company, at its option, may redeem shares of the Series A Preferred Stock, subject to certain conditions, at a price of $30 per share (and, under certain circumstances, at a price of $25.00 per share) plus accrued dividends. Reacquired or redeemed shares are required to be retired and cancelled.

      Stock Purchase Rights. Eastern Associated Securities Corporation (collectively with its affiliates, including Eastern Enterprises, "Eastern"), which currently hold 3,041,092 shares of Common Stock, Laidlaw Inc. and its affiliates ("Laidlaw"), which currently hold 2,965,829 shares of Common Stock, and Aluminum Company of America, which currently holds 880,000 shares of Series A Preferred Stock, have certain rights to purchase voting securities of the Company in order to maintain their respective percentage voting interests. Except in connection with mergers or other acquisitions or in the ordinary course under an employee stock option or stock bonus plan, in the event the Company proposes to sell or issue shares of voting securities, each of these holders has the right to purchase, on the same terms as the proposed sale or issuance, that number of shares or rights as will maintain such holder's percentage interest in the voting securities of the Company, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. In addition, these holders have other purchase rights with respect to sales or issuances of securities by the Company at prices below 85% of current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

      Certain Voting Arrangements. Pursuant to the agreements whereby the Company acquired Ionpure Technologies Corporation and IP Holding Company "Ionpure") from Eastern Enterprises in 1993, the Company agreed, so long as Eastern owns at least 5% of the Company's voting securities, to nominate J. Atwood Ives (or his successor at Eastern) for election to the Board and, so long as Eastern owns at least 10% of the Company's voting securities, Eastern has the right to designate a second member of the Board. The Company also agreed that Mr. Ives (or his successor) will be a member of the Audit Committee of the Board and that, upon request and with the consent of the Board, Mr. Ives will also be appointed to the Compensation Committee or any other committee of the Board, other than the Nominating Committee. Pursuant to the agreements whereby the Company acquired Smogless S.p.A. ("Smogless") in September 1994, the Company agreed, so long as Laidlaw owns at least 5% of the Company's voting securities, to nominate a person designated by Laidlaw for election to the Board. In addition, Eastern and Laidlaw agreed to vote all shares owned by them for the Board's nominees for election to the Board and on all other matters in the same proportion as the votes cast by the other holders of voting securities, other than those that relate to any business combination or similar transaction involving the Company or any amendment to the Company's Certificate of Incorporation or Bylaws.

                                      24.

      Eastern and Laidlaw have also agreed not to (i) solicit proxies in opposition to a recommendation of the Board, (ii) join a group for the purpose of acquiring, voting or disposing of voting securities of the Company or (iii) solicit stockholders for the approval of one or more stockholder proposals.

      Eastern and Laidlaw have each separately agreed not to acquire voting securities of the Company during the six-year period following the date of the Ionpure acquisition in the case of Eastern or the Smogless acquisition in the case of Laidlaw if, after the acquisition, its percentage share of the Company's voting power would exceed its percentage share on the date of consummation of the Ionpure or the Smogless acquisition, as the case may be, except under certain circumstances, including if any person makes (a) an offer to acquire voting securities of the Company that would result in such person owning 20% or more of the voting power of the Company or (b) a formal proposal for a business combination involving control of the Company, which proposal is either (i) not withdrawn or terminated or rejected by the Board within 30 days after such proposal is made, or (ii) accepted by the Board.

      Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation (the "Certificate") places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of the Company.
  The founders and the original directors of the Company are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of the Company. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Certificate), in addition to being approved by the Board of Directors and a majority of the Company's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the Company's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to the Company's Bylaws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

      The Certificate and the Company's Bylaws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to the Company from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

      Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

      Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

                                      25.

      These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

      The following summarizes the material long-term indebtedness of the Company. At June 30, 1995, the Company's total consolidated long-term debt (including current maturities), after giving effect to the exercise of certain warrants to purchase Common Stock and related delivery of $45 million of Subordinated Notes due 2001 and sale of the Notes and the application of the net proceeds therefrom accounted for 41.5 of its total capitalization. This summary does not include a description of the Notes and is not a complete description of the indebtedness described. The description set forth herein is qualified in its entirety by reference to the material agreements relating to such indebtedness.

      5% Convertible Subordinated Debentures Due 2000. The Company has outstanding $60,000,000 principal amount of 5% Convertible Subordinated Debentures due 2000, which are due on October 15, 2000. Interest on the 5% Convertible Subordinated Debentures due 2000 is payable semi-annually. The 5% Convertible Subordinated Debentures due 2000 are redeemable in whole or in part at the option of the Company at any time on or after October 25, 1996 at a price, expressed as a percentage of the principal amount, ranging from 102.86% in 1996 to 100.71% in 1999, plus accrued interest. The 5% Convertible Subordinated Debentures due 2000 are unsecured subordinated obligations of the Company and will rank pari passu in all respects with other unsecured subordinated obligations of the Company, including the Notes. Upon certain changes in control of the Company, holders of the 5% Convertible Subordinated Debentures due 2000 have the right to require the Company to repurchase all or a portion of their 5% Convertible Subordinated Debentures due 2000 at 100% of principal amount plus accrued interest. The 5% Convertible Subordinated Debentures due 2000 are convertible into Common Stock, currently at a conversion price of $20.50 per share, subject to adjustment upon the occurrence of certain events. The Company has filed and is maintaining the effectiveness of a shelf registration statement covering resales by the holders of all 5% Convertible Subordinated Debentures due 2000 and the Common Stock issuable upon conversion thereof.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain Federal income tax considerations for purchasers of the Notes and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be relevant to particular holders of Notes in light of their individual investment circumstances or to certain types of investors subject to special tax rules (e.g., financial institutions, insurance companies, tax-exempt organizations and foreign taxpayers), nor does it discuss any aspects of state, local or foreign tax law consequences. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended. Prospective purchasers are urged to consult their tax advisors regarding the specific Federal, state, local and foreign income and other tax consequences of purchasing, holding and disposing of the Notes.

  Sale or Exchange

      A holder will recognize capital gain or loss upon the sale or other disposition of a Note in an amount equal to the difference between the amount realized from such disposition and his tax basis in the Note. Such gain or loss will be long-term if the Note has been held for more than one year.

                                      26.

  Conversion

      A holder's conversion of a Note into Common Stock is generally not a taxable event (except with respect to cash received in lieu of a fractional share). The holder's tax basis in the Common Stock received on conversion of a Note will be the same as the holder's tax basis in the Note at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the Common Stock received on conversion will include the holding period of the Note converted.

  Constructive Dividend

      If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for Federal income tax purposes and, in accordance with the antidilution provisions of the Notes, the Conversion Price of the Notes is decreased, the amount of such decrease may be deemed to be the payment of a taxable dividend to holders. For example, a decrease in the Conversion Price in the event of distributions of evidence of indebtedness or assets of the Company will generally result in deemed dividend treatment to holders, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for shares will not. See "Description of the Notes-Conversion Rights."


                                 LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon the Company by Damian C. Georgino, Vice President and General Counsel of the Company. Mr. Georgino presently holds 100 shares of the Company's Common Stock and options granted under the Company's 1991 Employee Stock Option Plan to purchase an aggregate of 10,000 shares of the Common Stock.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1994 and 1995 and for each of the years in the three-year period ended March 31, 1995, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Arrowhead Industrial Water, Inc. as of December 31, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1994, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Continental H2O Services, Inc. and Evansville Water Corporation d/b/a Interlake Water Systems as of December 31, 1994 and for the year then ended have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Polymetrics, Inc. and subsidiaries as of December 31, 1994 and for the year then ended have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

                                      27.

================================================================================

   No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                 -------------

                               TABLE OF CONTENTS
                                                                         Page
Available Information..............................................         2
Incorporation of Certain Documents
 by Reference......................................................         2
The Company........................................................         3
Risk Factors.......................................................         4
Ratio of Earnings to Fixed Charges.................................         6
Use of Proceeds....................................................         6
Description of the Notes...........................................         7
Selling Securityholders............................................        19
Plan of Distribution...............................................        22
Description of Capital Stock.......................................        23
Description of Certain Indebtedness................................        26
Certain Federal Income Tax
 Consequences......................................................        26
Legal Matters......................................................        27
Independent Certified Public
 Accountants.......................................................        27



                                 UNITED STATES
                              FILTER CORPORATION





                                 $140,000,000

                  6% Convertible Subordinated Notes Due 2005
                                      and
                            Shares of Common Stock
                       Issuable Upon Conversion Thereof




                                --------------

                                  PROSPECTUS

                                --------------



                                                                          , 1995


================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

          The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows:


SEC registration fee........................................   $48,276
Printing expenses...........................................     3,000
Accounting fees and expenses................................     3,000
Legal fees and expenses.....................................     6,000
Fees of Indenture Trustee...................................         0
Miscellaneous...............................................     2,724
                                                               -------
      Total.................................................   $63,000
                                                               =======

Item 15.    Indemnification of Directors and Officers

     The Certificate of Incorporation and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, the state of incorporation of the Company.

     Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon a determination that indemnification of such person is proper because such person has met the applicable standard of conduct. Such determination is made (i) by a majority vote of the directors who are not parties to such proceeding, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     The Company maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Company.


Item 16.                                 Exhibits

     4.1  Specimen Common Stock Certificate.(1)
     4.2  Form of Note.
     4.3 Indenture dated as of September 18, 1995 between the Company and The First National Bank of Boston, as Indenture Trustee.

     4.4 Registration Rights Agreement dated as of September 18, 1995 among the Company, Donaldson, Lufkin & Jenrette Securities Corporation and PaineWebber Incorporated.
     5.1 Opinion of Damian C. Georgino, Esq., as to the legality of shares of Common Stock and Notes registered hereby.
    12.1  Computation of Ratio of Earnings to Fixed Charges.
    23.1  Consent of Damian C. Georgino, Esq. (to be included in Exhibit 5.1).
    23.2  Consents of KPMG Peat Marwick LLP.
    24.1  Power of Attorney (included on page II-3 hereof).
    25.1  Statement of eligibility of Indenture Trustee on Form T-1.
-------------

(1) Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-41089), filed on June 21, 1991, and incorporated herein by reference.


Item 17.    Undertakings

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on October 6, 1995.

                               UNITED STATES FILTER CORPORATION


                               By  /s/Richard J. Heckmann
                                   --------------------------------------
                                    Richard J. Heckmann
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

     The officers and directors of United States Filter Corporation, whose signatures appear below, hereby constitute and appoint Richard J. Heckmann, Kevin L. Spence and Damian C. Georgino, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this Registration Statement of United States Filter Corporation on Form S-3. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                Title                         Date
       ---------                -----                         ----


/s/Richard J. Heckmann        Chairman of the Board,       October 6, 1995
----------------------        President and Chief
 Richard J. Heckmann          Executive Officer


/s/Kevin L. Spence            Vice President and Chief     October 6, 1995
------------------            Financial Officer (Principal
 Kevin L. Spence              Accounting Officer)


/s/Michael J. Reardon         Director                     October 6, 1995
---------------------
 Michael J. Reardon


/s/Tim L. Traff               Director                     October 6, 1995
---------------
 Tim L. Traff


/s/James R. Bullock           Director                     October 6, 1995
-------------------
 James R. Bullock


/s/James E. Clark             Director                     October 6, 1995
-----------------
 James E. Clark

--------------------
 John L. Diederich            Director


/s/J. Atwood Ives             Director                     October 6, 1995
-----------------
 J. Atwood Ives


/s/Arthur B. Laffer           Director                     October 6, 1995
-------------------
 Arthur B. Laffer


/s/Alfred E. Osborne, Jr.     Director                     October 6, 1995
-------------------------
 Alfred E. Osborne, Jr.


/s/C. Howard Wilkins, Jr.     Director                     October 6, 1995
-------------------------
 C. Howard Wilkins, Jr.

                                 EXHIBIT INDEX

 4.1  Specimen Common Stock Certificate.(1)
 4.2  Form of Note.
 4.3 Indenture dated as of September 18, 1995 between the Company and The First National Bank of Boston, as Indenture Trustee.
 4.4 Registration Rights Agreement dated as of September 18, 1995 among the Company, Donaldson, Lufkin & Jenrette Securities Corporation and PaineWebber Incorporated.
 5.1 Opinion of Damian C. Georgino, Esq., as to the legality of shares of Common Stock and Notes registered hereby.
12.1  Computation of Ratio of Earnings to Fixed Charges.
23.1  Consents of Damian C. Georgino, Esq. (to be included in Exhibit 5.1).
23.2  Consents of KPMG Peat Marwick LLP.
24.1  Power of Attorney (included on page II-3 hereof).
25.1  Statement of eligibility of Indenture Trustee on Form T-1.
-------------

(1) Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-41089), filed on June 21, 1991, and incorporated herein by reference.